                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          LYONDELL PETROCHEMICAL COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

LYONDELL
PETROCHEMICAL
COMPANY



NOTICE OF
ANNUAL MEETING
OF STOCKHOLDERS                                                             LOGO
TO BE HELD                                       [LOGO OF LYONDELL APPEARS HERE]
ON MAY 9, 1997
AND PROXY STATEMENT

                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                              YOUR PROXY PROMPTLY

LOGO
[LOGO OF LYONDELL APPEARS HERE]

                        LYONDELL PETROCHEMICAL COMPANY
                       1221 MCKINNEY STREET, SUITE 1600
                             HOUSTON, TEXAS 77010

March 14, 1997

Dear Stockholder:

  The 1997 Annual Meeting of Stockholders will be held on Friday, May 9, 1997, beginning at 9:00 a.m. in the Two Houston Center Auditorium, 909 Fannin, Suite P-200, in Houston, Texas. This booklet includes the Notice of the Meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the stockholders. Please be advised that we have not scheduled a report on the Company or any multimedia presentations for the 1997 Annual Meeting and we do not anticipate any other business except for the two regularly scheduled items. The official results of the voting at the meeting will be sent to all stockholders as part of a subsequent stockholder report.

  It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date and return the enclosed form of proxy promptly. If you do plan to attend, we would appreciate your checking the appropriate box on the enclosed proxy card.

Sincerely yours,

[SIG APPEARS HERE]

Chairman of the Board

[SIG APPEARS HERE]

President and Chief Executive Officer

LOGO
[LOGO OF LYONDELL APPEARS HERE]

                        LYONDELL PETROCHEMICAL COMPANY

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 9, 1997

TO THE STOCKHOLDERS:

  The Annual Meeting of Stockholders of Lyondell Petrochemical Company will be held in the Two Houston Center Auditorium, 909 Fannin, Suite P-200, in Houston, Texas, at 9:00 a.m., Houston time, on Friday, May 9, 1997, for the following purposes, as more fully described in the attached Proxy Statement.

  (1) To elect eight directors to serve until the 1998 Annual Meeting of Stockholders or until their earlier resignation or removal;

  (2) To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors for Lyondell for the year 1997; and

  (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record at the close of business on March 12, 1997 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

  PLEASE READ THE PROXY STATEMENT, THEN COMPLETE, SIGN AND DATE THE FORM OF PROXY AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED POSTPAID ENVELOPE.

  EACH STOCKHOLDER OF RECORD WILL RECEIVE A SINGLE FORM OF PROXY PERTAINING TO ALL CLASSES OF VOTING STOCK REGISTERED IN HIS OR HER NAME. EACH PARTICIPANT IN ANY OF THE VARIOUS EMPLOYEE BENEFIT PLANS WILL ALSO RECEIVE A FORM OF PROXY PERTAINING TO SHARES CREDITED TO HIS OR HER ACCOUNTS IN ALL PLANS.

BY ORDER OF THE BOARD OF DIRECTORS,

[SIG APPEARS HERE]

Jeffrey R. Pendergraft                                    Houston, Texas
Secretary                                                 March 14, 1997

LOGO
[LOGO OF LYONDELL APPEARS HERE]

                        LYONDELL PETROCHEMICAL COMPANY
                             1221 MCKINNEY STREET
                                  SUITE 1600
                             HOUSTON, TEXAS 77010

                               ----------------

                                PROXY STATEMENT
                                MARCH 14, 1997

                               ----------------

                                 INTRODUCTION

  The accompanying proxy is solicited by the Board of Directors of Lyondell Petrochemical Company ("Lyondell" or the "Company"). The proxy may be revoked by the stockholder at any time prior to the time it is voted by giving notice of such revocation either personally or in writing to the Secretary of Lyondell. When a proxy is returned properly dated and signed, the shares represented thereby will be voted by the persons named as proxies in accordance with each stockholder's directions. If a proxy is dated, signed and returned without specifying choices, the shares will be voted as recommended by the directors of the Company. As to other items of business that may come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy will vote in accordance with their best judgment. It is expected that proxy materials will be mailed to stockholders beginning on or about March 31, 1997. Atlantic Richfield Company, a Delaware corporation ("ARCO"), has advised the Company that it owned approximately 49.9 percent of the outstanding shares of Common Stock of the Company ("Common Stock") on March 12, 1997 and that it intends to vote such shares in proportion to the votes of the non-ARCO stockholders. See "PRINCIPAL STOCKHOLDERS".

                               VOTING PROCEDURES

  Holders of record of Common Stock at the close of business on March 12, 1997 will be entitled to one vote per share. The Company had 80,000,000 shares of Common Stock outstanding on such record date. Fractional shares will not be voted. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied.

  The directors will be elected by a plurality of the shares of Common Stock cast in person or represented by proxy at the meeting. Adoption of the proposal to ratify the appointment of the independent auditors will require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

  Abstentions from voting on any matter will be included in the voting tally and will have the same effect as a vote withheld on the election of directors or against the ratification of the appointment of the independent auditors, as the case may be. Because broker non-votes (instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) are not considered "shares present" with respect to a matter requiring the affirmative vote of a majority of shares present in person or by proxy at the meeting, broker non-votes will not affect the outcome with respect to the ratification of the appointment of the independent auditors.

  The Company's 401(k) and Savings Plan, in which executive officers have account balances, permits plan participants to direct the plan trustees how to vote the Common Stock allocated to their accounts. The trustee will vote all shares of Common Stock for which no participant directions are received as directed by the Plan's Benefits Administrative Committee which is comprised of executive officers and senior managers of the Company.

                            PRINCIPAL STOCKHOLDERS

  The Company's principal stockholder, ARCO, is one of the nation's leading integrated oil companies and maintains its headquarters at 515 South Flower Street, Los Angeles, California 90039. At March 12, 1997 ARCO owned 39,921,400 shares of Lyondell's Common Stock, which represent 49.9 percent of the outstanding Common Stock.

  In August 1994, ARCO completed an offering (the "ARCO Note Offering") of three-year debt securities (the "ARCO Notes") exchangeable into Lyondell Common Stock or cash. Upon maturity at September 15, 1997, the principal amount of the ARCO Notes will be payable, at ARCO's option, in shares of Lyondell Common Stock or cash. The number of shares or the amounts of such cash will be determined using a formula based on the price of Lyondell Common Stock at the maturity of the ARCO Notes. If ARCO elects to exchange the ARCO Notes for the Lyondell Common Stock it holds, then its equity interest in Lyondell will be substantially reduced or eliminated, depending on the price of Lyondell's Common Stock at such time. ARCO has stated its current intent to vote its shares of Lyondell Common Stock proportionately to the votes of the non-ARCO stockholders, including with respect to the election of directors; provided, however, that in the event a person other than ARCO is deemed to own more than 10 percent of the Common Stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and there occurs a contested proxy solicitation within the meaning of Rule 14a-11(a) of the Exchange Act, ARCO intends to vote its shares as it deems proper.

  The Company is not included as a consolidated subsidiary in ARCO's financial statements; however, for certain securities laws purposes, ARCO could be deemed to be a "control" person or an "affiliate" of Lyondell.

  The table below sets forth certain information as of December 31, 1996 (the most recent date as of which the Company has information except as otherwise noted below) regarding the beneficial ownership of the Common Stock by persons other than ARCO known by the Company of more than five percent of its outstanding shares of Common Stock.

                                                                     PERCENTAGE
                                                           NUMBER OF  OF SHARES
                      NAME AND ADDRESS                      SHARES   OUTSTANDING
                      ----------------                     --------- -----------
   Wellington Management Company, LLP(a).................  7,524,900    9.26%
   75 State Street, Boston, Massachusetts 02109
   Brinson Partners, Inc.(b).............................  6,145,826     7.7%
   209 South LaSalle, Chicago, Illinois 60604-1295
   FMR Corporation(c)....................................  4,666,096    5.61%
   82 Devonshire Street, Boston, Massachusetts 02109
   State Street Bank and Trust Company(d)................  4,199,096     5.3%
   225 Franklin Street, Boston, Massachusetts 02110

--------
(a) Wellington Management Company, LLP ("WMC") (together with its wholly-owned subsidiary, Wellington Trust Management Company, N.A.) may be deemed a beneficial owner of the 7,524,900 shares by virtue of the direct or indirect investment and/or voting discretion they possess pursuant to the provisions of investment advisory agreements with clients, including the Vanguard/Windsor Fund, Inc. ("Vanguard"). WMC has shared dispositive power over the 7,524,900 shares and shared voting power over 114,300 shares. Vanguard has shared dispositive power over 7,410,600 shares and sole voting power over 7,410,600 shares.

(b) Brinson Partners, Inc. ("BPI") (together with its wholly-owned subsidiary, Brinson Trust Company ("BTC")), and its parent holding companies, Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc. ("SBCUSA") and Swiss Bank Corporation ("SBC") may be deemed a beneficial owner of the 6,145,826 shares by virtue of the direct or indirect investment and/or voting discretion they possess pursuant to the provisions of investment advisory agreements with clients. BPI, SBCUSA, SBC and BHI have shared voting and shared dispositive power over all 6,145,826 shares. BTC has shared voting and dispositive power with respect to 1,157,500 shares.
(c) FMR Corporation ("FMR") (together with its affiliated entities) may be deemed a beneficial owner of the 4,666,096 shares by virtue of the direct or indirect investment and/or voting discretion they possess pursuant to the provisions of investment advisory agreements with clients. The number of shares owned by FMR and its affiliates as of December 31, 1996 included 3,064,732 shares resulting from the assumed conversion of the ARCO Notes held by such affiliates as of such date (assuming a prescribed exchange rate of 0.892857 shares of Common Stock per ARCO Note). FMR has the sole dispositive power over 4,426,932 shares owned or deemed to be owned by the Funds that its wholly-owned subsidiary, Fidelity Management & Research Company ("Fidelity") acts as an advisor to. The power to vote or direct the voting of such shares resides with the Funds' Boards of Directors and Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Directors. FMR has the sole dispositive power over 239,164 shares owned or deemed to be owned by Fidelity Management & Trust Company ("FMTC"), its wholly-owned subsidiary serving as investment manager of institutional accounts. FMR has sole voting power with respect to 163,271 of those shares and no voting power with respect to 75,893 of those shares. The 239,164 shares FMTC owned included 121,964 shares resulting from the assumed conversion of the ARCO Notes held by FMTC as of such date (assuming a prescribed exchange rate of 0.892857 shares of Common Stock per ARCO Note).
(d) State Street Bank and Trust Company ("State Street"), Trustee for (i) the Lyondell Petrochemical Company 401(k) and Savings Plan; (ii) the LYONDELL-CITGO Refining Company Ltd. 401(k) and Savings Plans; (iii) various collective investment funds for employee benefit plans and other index accounts; and (iv) various trust accounts as Co-Trustee with the Barnes Group may be deemed a beneficial owner of the 4,199,096 shares by virtue of the direct or indirect investment and/or voting discretion it possesses pursuant to the provisions of investment advisory agreements with clients. State Street has sole voting power over 543,700 shares and shared voting power over 3,244,396 shares, sole dispositive power over 952,400 shares and shared dispositive power over 3,246,696 shares.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the number of shares of Common Stock owned beneficially as of February 1, 1997 by each director or nominee, each of the current executive officers named in the Summary Compensation Table and by all current directors and executive officers as a group. As of February 1, 1997, the percentage of shares of Common Stock beneficially owned by any director or nominee, named executive officer or by all directors and executive officers as a group, did not exceed one percent of the issued and outstanding Common Stock. Unless otherwise noted, each individual has sole voting and investment power.

                             SHARES OF COMMON STOCK
                             OWNED BENEFICIALLY AS
                                       OF
                             FEBRUARY 1, 1997(A)(B)
                             ----------------------
   William T. Butler.......           4,624
   Curtis J. Crawford......           1,873
   Travis Engen............           2,873
   Bob G. Gower............         300,629(c)
   Stephen F. Hinchliffe,
    Jr.....................           4,873(d)
   Dudley C. Mecum II......           2,573
   Richard W. Park.........          49,713
   Jeffrey R. Pendergraft..          67,887
   Dan F. Smith............          70,031
   Paul R. Staley..........           2,123
   Debra L. Starnes........          61,832(e)
   Russell S. Young........          65,142(f)
   All directors and
    executive officers as a
    group (17).............         758,422(g)

--------
(a) Includes shares held by the trustee under the Lyondell 401(k) and Savings Plan for the accounts of participants as of December 31, 1996.
(b) The amounts shown include shares that may be acquired within 60 days following February 1, 1997 through the exercise of stock options, as follows: Mr. Gower, 156,000; Mr. Smith, 25,950; Mr. Pendergraft, 47,225; Mr. Young, 36,025; Ms. Starnes, 30,350; Mr. Park, 29,775 and all directors and executive officers as a group, including those just named, 380,744.
(c) Includes 5,000 ARCO Notes held by Mr. Gower. The ARCO Notes are convertible at maturity into Lyondell Common Stock or, at ARCO's option, cash.
(d) Does not include 1,000 shares held by a trust of which Mr. Hinchliffe is a trustee, as to which shares he disclaims beneficial ownership.
(e) Does not include approximately 6,500 shares owned by Ms. Starnes' spouse, as to which shares she disclaims beneficial ownership.
(f) Does not include 1,100 shares owned by Mr. Young's spouse, as to which shares he disclaims beneficial ownership.
(g) Does not include the approximate 8,600 shares owned by spouses and a trust, as to which shares beneficial ownership is disclaimed.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that such reports accurately reflect all reportable transactions and holdings, during the fiscal year ended December 31, 1996 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                              BOARD OF DIRECTORS

DIRECTORS' MEETINGS

  An annual meeting of the Board of Directors is held each year in conjunction with the annual meeting of stockholders for the purposes of the organization of committees, election or appointment of officers and the transaction of other business. Regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine. The Board of Directors currently expects to hold regular meetings in Houston, Texas. Special meetings may be called by the Chairman of the Board of Directors, the President or a majority of the directors in office. The By-Laws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing. During 1996, the Board of Directors held eight meetings. All of the Company's incumbent directors attended 75 percent or more of the aggregate of all meetings of the Board and committees on which they served during 1996.

AUDIT COMMITTEE

  The Audit Committee of the Board of Directors was established for the general purpose of reviewing the integrity of the Company's accounting and financial reporting, maintaining communications between the Board of Directors and external and internal auditors, dealing with conflicts between ARCO and the Company and initiating special investigations as deemed necessary. The Audit Committee has adopted specific guidelines for review of agreements between the Company and ARCO or its affiliates to assure that such agreements are fair to the Company and its stockholders. The independent accountants and the internal auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss all appropriate matters. No member of the Committee is an officer or employee of the Company. The Audit Committee held seven meetings during 1996. The Audit Committee currently consists of Mssrs. Engen, Staley and Mecum, who serves as Chairman.

COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors adopts, amends, administers and terminates compensation and benefit plans, makes recommendations to the Board of Directors as to management succession plans and administers the Company's pay performance and long-term incentive plans for executive officers. No member of the Committee is an officer or employee of the Company and no member is eligible to participate in any benefit plan of the Company that is administered by the Committee. The Compensation Committee held nine meetings during 1996. The Compensation Committee currently consists of Messrs. Butler, Crawford and Hinchliffe, who serves as Chairman.

CORPORATE GOVERNANCE COMMITTEE (FORMERLY THE NOMINATING COMMITTEE)

  The role of the former Nominating Committee has expanded to more broadly encompass Board governance matters and the name of the committee has been changed to the Corporate Governance Committee to reflect this broader character. The Corporate Governance Committee considers and makes recommendations to the Board of Directors as to the number of Directors to constitute the whole Board, the selection criteria for membership and the names of persons whom it concludes should be considered for membership on the Board of Directors. The Corporate Governance Committee also recommends matters relating to committee assignments and the roles and responsibilities of the Board and of the Directors. The Corporate Governance Committee makes determinations on compensation for Non-Employee Directors and is responsible for evaluating the Board's performance and assessing the effectiveness of its structure and governance. The Corporate Governance Committee held one meeting during 1996. The Corporate Governance Committee currently consists of Messrs. Butler, Crawford,

Gower and Staley, who serves as Chairman. Stockholders of the Company who wish to nominate persons for election to the Board of Directors must comply with the provisions of the By-Laws that are described more fully at page 25 of this Proxy Statement.

EXECUTIVE COMMITTEE

  The Executive Committee has and may exercise all the authority of the Board of Directors in the management of the Company in the interim between meetings of the Board of Directors and formerly was responsible for determining compensation of the Non-Employee Directors. The Executive Committee met five times during 1996. The Executive Committee currently consists of Messrs. Butler, Smith and Gower, who serves as Chairman.

                             ELECTION OF DIRECTORS

                             Item 1 on Proxy Card

  Pursuant to the Company's Certificate of Incorporation and its By-Laws, the members of the Board of Directors serve for one-year terms, and until their successors are elected and qualified. The Board of Directors has selected the nominees listed below for election to the Board.

  Unless authority to vote for directors is withheld in the proxy, the persons named in the accompanying proxy intend to vote for the election of the eight nominees listed below. The directors will be elected by a plurality of the shares of Common Stock cast in person or by proxy at the meeting.

  All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends. Bob Gower, the Company's current Chairman of the Board, has announced his intention to retire from the Board during 1997. Mr. Gower retired as an employee of the Company effective February 1, 1997.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ELECTION OF EACH NOMINEE LISTED BELOW. PROPERLY DATED AND SIGNED PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

  The following biographical information is furnished with respect to each of the nominees for election at the annual meeting. The information includes age as of March 1, 1997, present position, if any, with Lyondell, period served as director, and other business experience during the past five years. The positions referred to beneath a director's name refer to positions with Lyondell unless stated otherwise.

William T. Butler, 64 .......  Dr. Butler was elected a Director of the
                                Company on December 21, 1988, effective as of January 25, 1989. Dr. Butler became Chancellor of Baylor College of Medicine on January 5, 1996. From 1979 until January 1996, he served as President and Chief Executive Officer of Baylor College of Medicine (education and research). He is also a director of C. R. Bard, Inc. and Browning-Ferris Industries Inc.

                                Dr. Butler is a member of the Compensation
                                Committee, the Executive Committee and the Corporate Governance Committee.

Curtis J. Crawford, 49 ......  Mr. Crawford was elected a Director of the
                                Company on July 21, 1995. He has held his current position as President of Microelectronics, a business unit of Lucent Technologies, Inc. (a successor to certain AT&T businesses) since February 1, 1996. From 1993 to February 1996, Mr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. From 1973 to 1988, he served in various sales, marketing and executive management positions at various divisions of International Business Machines Corporation ("IBM"), including Vice President, Marketing for the National Distribution Division. He is a member of the Board of Directors of the i-STAT Corporation, ITT Industries, Inc., and the Semiconductor Industry Association.

                                Mr. Crawford is a member of the Compensation
                                Committee and the Corporate Governance
                                Committee.

Travis Engen, 52 ............  Mr. Engen was elected a Director of the Company effective as of April 1, 1995. He has held his current position as Chairman, President and Chief Executive of ITT Industries, Inc. since December 20, 1995. From 1991 until December 19, 1995, he served as Executive Vice President and a member of the Management Policy Committee of ITT Corporation. He held the position of Senior Vice President of ITT Corporation and President and Chief Executive Officer of ITT Defense, Inc. from 1987 to 1991. Mr. Engen is also a director of Alcan Aluminium Limited.

                                 Mr. Engen is a member of the Audit Committee.

Bob G. Gower, 59 ...           Mr. Gower was elected Chairman of the Board of
 Chairman of the Board          Directors of the Company on August 31, 1994.
                                Mr. Gower has been a Director of the Company since June 27, 1988. Mr. Gower served as Chief
                                Executive Officer of the Company from October
                                24, 1988 until December 1996. He was President of Lyondell and its predecessor, the Lyondell
                                Division, from the formation of the Lyondell
                                Division in April 1985 until August, 31, 1994.
                                Prior to 1989, Mr. Gower served in various positions with ARCO, including as Senior Vice
                                President of ARCO. He is also a director of Keystone International, Inc.

                                Mr. Gower is Chairman of the Executive
                                Committee and is a member of the Corporate
                                Governance Committee.

Stephen F. Hinchliffe, Jr.,    Mr. Hinchliffe was elected a Director of the
63 ..........................   Company on March 1, 1991. Since 1988, he has
                                held his current position of Chairman of the Board and Chief Executive Officer of BHH
                                Management, Inc., the managing partner of Leisure Group, Inc. Previously, he served as
                                Chairman of the Board of Leisure Group, Inc.
                                (a manufacturer of consumer products), which he founded in 1964.

                                Mr. Hinchliffe is Chairman of the
                                Compensation Committee.

Dudley C. Mecum II, 62.......  Mr. Mecum was elected a Director of the Company on November 28, 1988, effective as of January 25, 1989. Mr. Mecum is currently Chairman of Mecum Associates, Inc., a firm specializing in leveraged buy-outs. From August 1989 until December 1996, Mr. Mecum was a partner with the merchant banking firm of G. L. Ohrstrom & Company. He served as Group Vice President and director of Combustion Engineering Inc. from 1985 to December 1987, and as a managing partner of the New York region of Peat, Marwick, Mitchell & Co. from 1979 to 1985. He is also a director of The Travelers Group, Dyncorp, VICORP Restaurants, Inc., Fingerhut Companies, Inc., Travelers/Aetna Property Casualty Corporation, Metris Companies, Inc. and Suburban Propane Partners, L.P.

                                 Mr. Mecum is Chairman of the Audit Committee.

Dan F. Smith, 50...            Mr. Smith was named Chief Executive Officer of
President and Chief Executive   the Company on December 6, 1996 and has served
Officer                         as President of the Company since August 31,
                                1994. He has served as a Director of the Company since October 24, 1988. Mr. Smith served as Chief Operating Officer from May
                                1993 to December 1996. He served as Vice
                                President Corporate Planning of ARCO from
                                October 1991 until May 1993. He previously served as Executive Vice President and Chief
                                Financial Officer of the Company from October
                                1988 to October 1991 and as Senior Vice
                                President of Manufacturing of Lyondell, and its predecessor, the Lyondell Division, from June 1986 to October 1988. From April 1985 to
                                June 1986 Mr. Smith held executive positions in manufacturing, control and administration.
                                Prior to 1985, he served in various financial, planning and manufacturing positions with
                                ARCO. Mr. Smith is also a director of ABS
                                Group of Companies, Inc., a subsidiary of American Bureau of Shipping, and ChemFirst,
                                Inc.

                                Mr. Smith is a member of the Executive
                                Committee.

Paul R. Staley, 67...........  Mr. Staley was elected a Director of the
                                Company on November 28, 1988, effective as of January 25, 1989. He has held his current position as Chairman of the National Vision Foundation since August 1994. He held the position of Chairman of the Executive Committee of the Board of Directors of P. Q. Corporation (an industry supplier of silicates) from January 1991 until August 1994. He also held the positions of President and Chief Executive Officer of P.Q. Corporation from 1973 and 1981, respectively, until January 1991.

                                Mr. Staley is Chairman of the Corporate
                                Governance Committee and a member of the Audit Committee.

          PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

                             Item 2 on Proxy Card

  The Board of Directors has recommended the appointment of Coopers & Lybrand L.L.P., Certified Public Accountants, to audit the financial statements of Lyondell for the year 1997. Coopers & Lybrand L.L.P. has acted in this capacity since July 1988 and has acted as the independent auditor for ARCO for many years. Since June 1987, Coopers & Lybrand L.L.P. has also acted as the independent auditor for ARCO Chemical, an 83.3 percent-owned (as of March
1996) subsidiary of ARCO that became publicly held in October 1987. Since 1993, Coopers & Lybrand, L.L.P. has also acted as the independent auditor for the Company's refining affiliate, LYONDELL-CITGO Refining Company Ltd. ("LCR"). In addition, from time to time, the firm performs consulting work for the Company, LCR, ARCO Chemical and ARCO. Representatives of Coopers & Lybrand L.L.P. will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

  The proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. PROPERLY DATED AND SIGNED PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                            EXECUTIVE COMPENSATION

  The following table sets forth information as to all individuals who served as Chief Executive Officer during 1996 and the next four most highly compensated executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM COMPENSATION
                                                             -------------------------------
                                   ANNUAL COMPENSATION              AWARDS          PAYOUTS
                         ------------------------------------------------------------------------
                                                             RESTRICTED SECURITIES LONG-TERM
                                                OTHER ANNUAL   STOCK    UNDERLYING INCENTIVE     ALL OTHER
   NAME AND PRINCIPAL         SALARY            COMPENSATION   AWARDS    OPTIONS    PAYOUTS     COMPENSATION
        POSITION         YEAR   ($)   BONUS ($)    ($)(B)      ($)(C)     (#)(D)    ($)(E)         ($)(F)
   ------------------    ---- ------- --------- ------------ ---------- ---------- ---------    ------------
Bob G. Gower(a)......... 1996 714,000 1,270,142   134,736     648,922        -0-     387,866     3,201,446(g)
Chairman of the Board &  1995 698,078   648,922    39,177     670,557        -0-     596,554        91,746
Former Chief Executive
 Officer                 1994 587,646   670,557    70,418         -0-     57,300   1,146,152        77,284
Dan F. Smith............ 1996 490,886   241,932    11,026     370,813        -0-     221,613        61,556
President &              1995 473,905   370,813     7,945     383,175        -0-     115,382        56,519
Chief Executive Officer  1994 409,000   383,175    11,722         -0-     25,000      86,396(h)     55,549
Russell S. Young........ 1996 275,400    90,725    24,297     139,055        -0-      83,127        43,844
Senior Vice President,   1995 269,385   139,055    16,990     143,691        -0-     120,269        41,199
Chief Financial Officer  1994 230,765   143,691    19,648         -0-     13,500     196,916        36,900
& Treasurer
Jeffrey R. Pendergraft.. 1996 255,000    54,535    14,707     139,055        -0-      83,127        40,845
Senior Vice President,   1995 249,885   139,055     8,868     143,691        -0-     149,277        38,854
General Counsel &
 Secretary               1994 238,139   143,691     8,736         -0-     13,500     252,457        34,006
Debra L. Starnes........ 1996 214,200    54,535    15,444     139,055        -0-      83,127        39,109
Senior Vice President,   1995 209,904   139,055    10,387     143,691        -0-     110,174        34,108
Petrochemicals           1994 184,943   143,691     9,064         -0-      8,600     141,376        29,571
Richard W. Park......... 1996 207,060    54,535    29,824      83,433        -0-      49,867        38,209
Vice President,          1995 203,000    83,433    12,102      86,214        -0-     107,488        35,540
Human Resources          1994 199,900    86,214    16,019         -0-      5,300     201,965        32,057

--------
(a) Mr. Gower resigned as Chief Executive Officer effective December 6, 1996.
(b) Includes imputed income in respect of the Long-Term Disability Plan, tax gross-ups in respect of financial counseling reimbursements and in respect of other miscellaneous items, and the amount of incremental interest accrued under the Executive Deferral Plan that exceeds 120 percent of a specified IRS rate. "Tax gross-ups" refers to the additional reimbursement paid to a recipient to cover the federal income tax obligations associated with the underlying benefit, including an additional amount based on maximum applicable income tax rates.
(c) The restricted stock is awarded as part of the award under the Company's Value Share Plan. The dollar value included in the table reflects the valuation at the time of the award. The restricted stock vests annually in three equal installments. The number and value (based on the December 31, 1996 closing price of the Company's Common Stock) of all unvested restricted stock holdings by each of the named executive officers as of December 31, 1996 was as follows: Mr. Gower: 27,042 shares ($594,924); Mr.
    Smith: 15,454 shares ($339,988); Mr. Young: 5,794 shares ($127,468); Mr.
    Pendergraft: 5,794 shares ($127,468); Ms. Starnes: 5,794 shares ($127,468); and Park 3,477 shares ($76,494). The named executive officers will receive dividends on the restricted stock reported in this column.
(d) No grants of stock options were made to executive officers in 1995 or 1996.
(e) Amounts shown in the Long-Term Incentive Payouts column for 1996 and 1995 represent payment of the associated cash portion under the Value Share Plan that was paid in December 1996 and December 1995, respectively, in connection with the vesting of such executive officers' restricted stock. The amounts for 1995 also include the payout of performance units (including associated dividend share credits) previously awarded under the Company's Executive Long-Term Incentive Plan (the "LTIP") (except with respect to

    Mr. Smith, who was not an executive officer of the Company at the time the performance units were granted). Amounts shown in the Long-Term Incentive Payouts column for 1994 represent payout of performance units (including associated dividend share credits) previously awarded under the LTIP. Dividend share credits are allocated to an optionee's account whenever dividends are declared on shares of Common Stock. The number of dividend share credits to be allocated on each record date to an optionee's account is computed by multiplying the dividend rate per share of Common Stock by the sum of (i) the number of shares subject to outstanding options, (ii) the number of dividend share credits then credited to the optionee's account and dividing the resulting figure by the fair market value of a share of Common Stock ("FMV") on such dividend record date. As future dividends are declared, the participant will receive dividend share credits not only on the number of shares covered by unexercised options and the number of performance units but also on the number of dividend share credits in the participant's account. The dividend crediting mechanism will continue to operate in this manner with respect to options, until the participant exercises such options or the options expire. Dividend share credits do not represent earned compensation and have no definite value, if any, until the date on which the options in respect of which such credits have been allocated are exercised. See footnote (c) to the Aggregated Option Exercises and Fiscal Year-End Option Values Table. Dividend share credits are canceled upon an optionee's termination of employment under certain specified circumstances. The number of dividend share credits accrued to the accounts of the named executives during 1996, 1995 and 1994, respectively, is as follows: Mr. Gower: 5,840, 10,680 and 10,273; Mr. Smith: 1,233, 2,149 and
    1,867; Mr. Young: 1,589, 2,182 and 2,077; Mr. Pendergraft: 2,125, 2,567 and
    2,483; Ms. Starnes: 1,358, 1,523 and 1,470; Mr. Park 1,322, 1,759 and 1,688.
(f) Includes contributions to the Executive Supplementary Savings Plan, incremental executive medical plan premiums, financial counseling reimbursements and certain amounts in respect to the Executive Life Insurance Plan, as follows:

                             YEAR MR. GOWER MR. SMITH MR. YOUNG MR. PENDERGRAFT MS. STARNES MR. PARK
                             ---- --------- --------- --------- --------------- ----------- --------
   Executive Supplementary
    Savings Plan...........  1996  $57,120   $39,271   $22,032      $20,400       $17,136   $16,565
   Incremental Medical Plan
    Premiums...............  1996  $ 8,693   $ 8,693   $ 8,693      $ 8,693       $ 8,693   $ 8,693
   Financial Counseling
    Reimbursement..........  1996  $ 7,650   $ 6,250   $ 6,730      $ 7,150       $ 6,730   $ 6,430
   Executive Life Insurance
    Plan...................  1996  $24,889   $ 7,342   $ 6,386      $ 4,602       $ 6,550   $ 6,521

(g) Includes certain benefits payable or paid to Mr. Gower pursuant to the terms of his separation agreement with the Company as follows: (i) $1,456,000 severance payment; and (ii) $1,647,094 enhanced SERP benefit payment. The terms of this agreement and the calculation of the related benefits are more fully described beginning at page 15 of this Proxy Statement.
(h) Represents an amount prorated for the number of months during the three-year period that Mr. Smith was an executive officer of the Company.

            PAY AND PERFORMANCE PLANS AND LONG-TERM INCENTIVE PLANS

VALUE SHARE PLAN

  In 1995 the Company adopted a performance driven pay plan for executive officers (the "Value Share Plan"), replacing the Executive Long-Term Incentive Plan ("LTIP"). The Value Share Plan is designed to provide participants with an incentive to maximize long-term stockholder value and to encourage significant ownership of Company stock. The Value Share Plan establishes Performance Cycles and at the beginning of each Cycle, participants are assigned an allocation percentage that will indicate the extent to which each participant will share in the amounts generated by the Value Share Plan. At the end of the Performance Cycle two award pools are created: (i) a Value Award Pool and (ii) an Operating Award Pool.

  The Value Award Pool equals the sum of 4.0% of Average EVA ("economic value added") and 1.25% of MVA ("market value added"). EVA measures the Company's cash flow performance in excess of a capital charge, which is calculated by multiplying the capital invested in the Company times the Company's weighted average cost of capital. MVA measures changes in the market value of the Company's equity, plus the value of dividends as if they had been reinvested in the Company's Common Stock.

  An Operating Award Pool is created if certain minimum criteria are satisfied. The size of the pool is based on the Compensation Committee's evaluation of Lyondell's operating performance in the final year of any Cycle in the areas of customer satisfaction, corporate responsibility (including safety and environmental performance), employee productivity and financial performance. The Operating Award Pool maximum is $1,000,000 for any Performance Cycle and may be adjusted downward by the Compensation Committee based on its assessment of the Company's performance in the final year of the Cycle.

  Following the completion of a Performance Cycle, the sum of the Pools will be awarded to Participants in accordance with their allocation percentages. Awards are paid out in three parts as follows:

  (a) One-third in cash, to be paid within 90 days following the end of a Performance Cycle;

  (b) One-third in restricted stock, issued within 90 days following the end of a Performance Cycle; and

  (c) One-third in cash, to be paid at the time that the related award of restricted stock vests.

  The restricted stock awards made in 1996 which represent the "long-term" portion of the Value Share Plan, are reported in the Summary Compensation Table as well as in the following table.

LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                                    PERIOD UNTIL
                                                                     MATURATION
                        NAME                       NUMBER OF SHARES  OR PAYOUT
                        ----                       ---------------- ------------
   Mr. Gower......................................      27,323            *
   Mr. Smith......................................      15,613            *
   Mr. Young......................................       5,855            *
   Mr. Pendergraft................................       5,855            *
   Ms. Starnes....................................       5,855            *
   Mr. Park.......................................       3,513            *

--------
* The shares vest in annual one-third increments, beginning on December 15, 1996.

EXECUTIVE LONG-TERM INCENTIVE PLAN

  Prior to its replacement by the Value Share Plan, the LTIP provided for the granting of stock options, the right to receive performance units under certain circumstances and a cash payment in respect of dividend share credits. Additional information with respect to the payout of performance units previously granted under the LTIP is contained in the Summary Compensation Table. No performance units are currently outstanding. Commencing in 1995, no additional grants of stock options or performance units have been made to executive officers pursuant to the LTIP, although dividend share credits will continue to accrue on outstanding stock options.

  The following table shows the number and value of stock option exercises during 1996 and the number of shares of Common Stock represented by outstanding stock options held by each of the named executive officers as of December 31, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the Common Stock.

                      AGGREGATED OPTION EXERCISES IN 1996
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                               NUMBER OF SECURITIES            OPTIONS AT FISCAL      FISCAL YEAR-END ($) (B)
                                UNDERLYING OPTIONS               YEAR-END (#)                   (C)
                         --------------------------------- ------------------------- -------------------------
          NAME           EXERCISED(#) VALUE REALIZED($)(A) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ------------ -------------------- ----------- ------------- ----------- -------------
Mr. Gower...............    86,162         $2,328,626        113,225      42,775           -0-        -0-
Mr. Smith...............    16,766         $  422,762         19,700      12,500       $ 7,202        -0-
Mr. Young...............    11,379         $  325,806         29,025      10,375       $ 5,600        -0-
Mr. Pendergraft.........     9,085         $  290,360         39,550      11,050       $14,350        -0-
Ms. Starnes.............     3,824         $  126,074          2,553       1,400       $ 7,875        -0-
Mr. Park................     8,332         $  265,660         25,775       5,325       $11,550        -0-

--------
(a) Includes value of accrued dividend share credits, which were paid in cash. See footnote (e) to the Summary Compensation Table.
(b) The last reported closing sales price, as reported on the NYSE, of Lyondell Common Stock on December 31, 1996 was $22 per share.
(c) Each option carries with it the right to dividend share credits, as described in footnote (e) to the Summary Compensation Table. Set forth below is a calculation of the value of accrued dividend share credits, assuming exercise at December 31, 1996, of the in-the-money options. These hypothetical values have been calculated for illustration purposes only.

                                                       EXERCISABLE UNEXERCISABLE
                                                       ----------- -------------
      Mr. Gower.......................................       -0-       $-0-
      Mr. Smith.......................................   $54,494       $-0-
      Mr. Young.......................................   $24,222       $-0-
      Mr. Pendergraft.................................   $62,062       $-0-
      Ms. Starnes.....................................   $34,056       $-0-
      Mr. Park........................................   $49,962       $-0-

                            ANNUAL PENSION BENEFITS

  The following table shows estimated annual pension benefits payable to the Company's employees, including executive officers of the Company upon retirement at age 65 based on credited service as of January 1, 1997 under the provisions of the Lyondell Retirement Plan and the Supplementary Executive Retirement Plan.

                              PENSION PLAN TABLE

   AVERAGE FINAL EARNINGS
  (BASE SALARY PLUS ANNUAL
   INCENTIVE PLAN AWARDS)
  HIGHEST THREE CONSECUTIVE
 YEARS OUT OF LAST TEN YEARS     APPROXIMATE ANNUAL BENEFIT FOR YEARS OF MEMBERSHIP SERVICE INDICATED(A)(B)(C)
 --------------------------- -------------------------------------------------------------------------------
                                15 YEARS        20 YEARS        25 YEARS        30 YEARS        35 YEARS
                             --------------- --------------- --------------- --------------- ---------------
        $1,400,000                   322,239         429,652         537,065         644,478         751,891
         1,300,000                   299,139         398,852         498,565         598,278         698,991
         1,200,000                   276,039         368,052         460,065         552,078         644,091
         1,100,000                   252,939         337,252         421,565         505,878         590,191
         1,000,000                   229,839         306,452         383,065         459,678         536,291
           900,000                   206,739         275,652         344,565         413,478         482,391
           800,000                   183,639         244,852         306,065         367,278         428,491
           700,000                   160,539         214,052         267,565         321,078         374,591
           600,000                   137,439         183,252         229,065         274,878         320,691
           500,000                   114,339         152,452         650,565         228,678         266,791
           400,000                    91,239         121,652         152,065         182,478         212,891
           300,000                    68,139          90,852         113,565         136,278         159,991
           200,000                    45,039          60,052          75,065          90,078         105,091

--------
(a) The amounts shown in the above table are necessarily based upon certain assumptions, including retirement of the employee at age 65, based on credited services as of January 1, 1997 and payment of the benefit under the basic form of allowance provided under the Lyondell Retirement Plan (payment for the life of the employee only with a guaranteed minimum payment period of 60 months). The amounts will change if the payment is made under any other form of allowance permitted by the Lyondell Retirement Plan, or if an employee's actual retirement occurred after January 1, 1996, since the "annual covered compensation level" of such employee (one of the factors used in computing the annual retirement benefits) may change during the employee's subsequent years of membership service. The benefits shown are not subject to deduction for Social Security benefits or other offset amounts. The plans, however, provide a higher level of benefits for the portion of compensation above the compensation levels on which Social Security benefits are based.
(b) As of December 31, 1996, the credited years of service (rounded to the nearest whole number) under the Lyondell Retirement Plan for the named executive officers are: Mr. Gower, 33; Mr. Smith, 20; Mr. Young, 17; Mr. Pendergraft, 24; Mr. Park, 31; and Ms. Starnes, 22.
(c) All employees' (including executive officers') years of service with ARCO prior to the creation of Lyondell have been credited under the Company's retirement plans.

                       EXECUTIVE SEVERANCE ARRANGEMENTS

SEVERANCE AGREEMENTS

  In 1994, the Company entered into severance agreements with each of its executive officers. The severance agreements provide for the receipt by the executive officers of certain payments and benefits in the event of a "Change of Control" of the Company. A Change of Control occurs when (i) the Incumbent Directors (as defined in the severance agreements) cease to constitute at least a majority of the Board, (ii) the stockholders of the Company approve any merger, consolidation, recapitalization or sale of substantially all of the assets of the Company under circumstances where such stockholders would own less than 80 percent of the outstanding voting securities of the surviving entity, or where the Incumbent Directors would not constitute a majority of the Board of Directors immediately after such transaction, or such stockholders approve any plan or proposal for the liquidation or dissolution of the Company (iii) any person or group, other than ARCO, holds or acquires, directly or indirectly, more than 20 percent of the Company's then outstanding voting securities, or (iv) ARCO acquires (other than in an inadvertent transaction that is effectively reversed) ownership, directly or indirectly, of more than 50 percent of the Company's then outstanding voting securities.

  In the event of a Change of Control, the severance agreements provide for the vesting of all of the executives' non-vested stock options granted to the executive under the Company's Long-Term Incentive Plan. The Company will also pay the executive a cash lump-sum payment of the value of dividend share credits associated with those stock options. The Company's Restricted Stock Plan provides for accelerated vesting of restricted stock in the event of a Change of Control.

  The severance agreements provide for additional payments and benefits in the event the executive's employment with the Company is actually or constructively terminated at any time within two years following a Change in Control, including lump-sum payments based on three times the executive's base salary and pro rata Value Share Plan awards, certain tax gross-up payments, additional pension benefits and cash payment of benefits upon termination of the executive's deferral plan. The Company expects that a material portion of any payments required to be made under the severance agreements would be considered "parachute" payments under applicable Internal Revenue Code provisions and would therefore not be deductible for Federal Income Tax purposes by the Company. The original agreements were revised in August 1996 and are reviewed annually by the Compensation Committee.

PAYMENTS TO FORMER CHIEF EXECUTIVE OFFICER

  In December 1996, Mr. Gower announced his retirement from his position as Chief Executive Officer, and, in connection with his retirement, Mr. Gower became eligible for benefits under the Company's executive benefit plans. In accordance with the terms of the Company's Executive Long-Term-Incentive Plan, unvested stock options for 14,325 shares of Lyondell Common Stock vested effective with Mr. Gower's retirement. Also, in accordance with the terms of the Company's Restricted Stock Plan, 27,042 shares of restricted stock vested effective upon his retirement and Mr. Gower received the cash payment associated with the vesting of the restricted stock at that time.

  In addition, Mr. Gower also is eligible, pursuant to the terms of the Value Share Plan, to receive payments equivalent to pro-rated Value Share Plan awards for the years 1997 through 2001. Awards under the Value Share Plan are calculated based on five year cycles and the pro-rata payments acknowledge Mr. Gower's contributions to the Company during a portion of the cycles ending in each of the years 1998 through 2001. Pursuant to an agreement with the Company and in consideration of his agreement to continue as Chairman of the Board, in 1998 Mr. Gower will receive an amount equal to the total amount he would have received had he continued as an executive through 1997. The remaining awards are payable as follows: in each of the years 1999 through 2002 he will receive a pro-rated award in the amount of 80% of the award payable in 1999 for 1998; 60% of the award payable in 2000 for 1999; 40% of the award payable in 2001 for 2000; and 20% of the award payable in 2002 for 2001. The calculations of the amounts payable in each of those years will be based solely on the EVA and MVA components used to calculate the awards payable under the Value Share Plan.

  As a retiree, Mr. Gower is eligible to participate in the Company's Executive Medical Insurance Plan. In addition, Mr. Gower will continue to be covered under terms of the Company's Executive Life Insurance Plan. In accordance with terms of the Company's Long-Term Disability Plan, Mr. Gower is eligible to convert to an individual policy following retirement and is eligible for full benefits under the Company's Financial Counseling Policy for 1997. At the time of Mr. Gower's retirement, he received his accrued benefits under the Company's Supplementary Executive Retirement Plan (the "SERP") and the Lyondell Retirement Plan.

  Pursuant to the terms of his agreement with the Company, Mr. Gower received a severance payment of $1,456,000, an amount equal to two times his annual base salary. Mr. Gower's agreement allows that if a "Change of Control" occurs in 1997, Mr. Gower will be eligible to receive an additional payment equivalent to his 1996 base salary. Also, Mr. Gower was eligible to receive a special supplementary benefit payment in addition to the normal SERP benefits and accordingly, the amount paid pursuant to the SERP was enhanced by adding an additional five years of age and service to the calculation and including a bonus in the calculation of his annual salary.

                               PERFORMANCE GRAPH

  The graph below compares the cumulative total return to stockholders of the Company with the cumulative total return to stockholders of the S&P 500 Stock Index and a group of 14 peer companies ("Peer Group").

  The Peer Group is a composite index composed of commodity chemical manufacturers and independent refiners. The Peer Group consists of Ashland Oil, Inc.; Crown Central Petroleum Corporation; Diamond Shamrock, Inc.; Eastman Chemical; FINA, Inc; The Geon Company; Georgia Gulf Corporation; Methanex Corporation; Nova Corporation of Alberta; Rexene Corporation; Sun Company, Inc.; Tosco Corporation; Union Carbide Corporation and Valero Energy Corporation. During 1996, Sterling Chemicals, Inc., formerly a member of the Peer Group, ceased to be a publicly-traded company and was therefore eliminated from the Peer Group. All companies in the Peer Group are included in the comparison group used for determinations of the competitiveness of executive salaries.

                               [paste up graph]

                                  1991    1992    1993    1994    1995    1996
                                 ------- ------- ------- ------- ------- -------
LYONDELL........................ $100.00 $117.39 $107.33 $135.33 $123.98 $124.40
S&P 500......................... $100.00 $107.62 $118.46 $120.03 $165.13 $203.05
PEER GROUP(a)................... $100.00 $ 92.89 $106.32 $127.78 $136.60 $153.03

(a) Group total returns are weighted by average annual market capitalization for Peer Group companies as of the beginning of each year and assume reinvestment of dividends. None of the Peer Companies constituted more than 20 percent of the market capitalization of the entire Peer Group in 1996.

  PURSUANT TO SEC RULES, THIS SECTION OF THE PROXY STATEMENT (INCLUDING THE COMPENSATION COMMITTEE REPORT THAT FOLLOWS) IS NOT DEEMED "FILED" WITH THE SEC AND IS NOT INCORPORATED BY REFERENCE WITH THE COMPANY'S REPORT ON FORM 10-K.

                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Board of Directors (the "Committee") has responsibility for establishing and administering the pay philosophy, policies, and plans for the executive officers of the Company. The Committee conducts an annual review of executive pay and approves all salary changes, grants and awards to executive officers of Lyondell. The Committee is comprised of three non-employee directors: Mr. Stephen F. Hinchliffe, Jr., Chairman, Dr. William T. Butler and Mr. Curtis J. Crawford.

  The Company's performance-driven incentive plan was implemented in 1995 following a comprehensive review of the Company's executive pay programs by the Compensation Committee.

EXECUTIVE PAY PHILOSOPHY

  The overriding principle behind the Company's pay philosophy is that pay must support the Company's primary objective of creating shareholder value and that premium pay will be provided for premium performance. Specific elements of this philosophy are:

  . Performance should be defined in terms of measures that directly link to or strongly influence Lyondell's shareholder value and achievement of strategic business and other performance objectives

  . Executive base salaries should be comparable to salaries for similar positions in a broad group of industrial and chemical companies that are similar to Lyondell, with incentives varying substantially commensurate with the Company's performance and designed to account for the cyclical nature of the Company's businesses

  . The pay programs should foster a team orientation and a high degree of cooperation and coordination among top management

  . Substantial ownership in the Company's stock among executives should be highly encouraged so that management interests are closely aligned with shareholders in terms of both risk and reward

  Driven by this philosophy, the Company's executive pay program has been designed to encourage a long-term performance orientation, with performance measures strongly related to shareholder value creation. Further, the program is designed to facilitate ownership of Company stock. As a result, the Company's total pay package is designed to be highly sensitive to the Company's performance, defined in terms of shareholder value creation.

 Base Salary

  Pursuant to the pay philosophy, Lyondell's executive base salaries generally are positioned at the 50th percentile of the market according to nationally recognized surveys for industrial and chemical companies. Salaries for executives who are new to their positions may initially be set at below market levels.

  In 1995, the Compensation Committee assessed market pay by position by relying on both published surveys and proxy data. Published surveys covered a group of industrial and chemical companies. Proxy data covered specific companies considered to be comparable to Lyondell because of the business in which they operate (and are the same companies reflected in the Peer Performance Graph). Using this data, salary adjustments were made in 1995 such that salaries for most executives were set at the median of the market. Salaries for those new in their positions, however, were set below the median of the market.

  In the years in which external salary assessments are not conducted, the Compensation Committee intends to increase executive salaries commensurate with the increases reported by at least two nationally recognized surveys. This was done in both 1996 and 1997.

 Incentives

  Value Share Plan.

  Lyondell executives participate in the Value Share Plan which was approved by the shareholders in 1995. The Value Share Plan is designed to provide participants with an incentive to maximize the long-term creation of shareholder value and encourage significant ownership of Company stock.

  Pursuant to the Value Share Plan, each year an award pool is created, comprised of 4.0% of Lyondell's Economic Value Added (EVA), averaged over the last five years, and 1.25% of Lyondell's 5-year Market Value Added (MVA). EVA measures the Company's cash flow performance (which exceeds the cost of capital) and is calculated by multiplying the capital invested in the Company by the Company's weighted average cost of capital. MVA measures changes in the market value of the Company's equity, plus dividends as if they had been reinvested in the Company's stock. Based on this formula, an award pool of $2,628,980 was created for 1996. This award pool represents 4.0% of 5-year average EVA, which was $760,000 and 1.25% of 5-year MVA, which was $1,868,980.

  In addition, an annual award pool of $1,000,000 was created for 1996, based on the Committee's assessment of Lyondell's accomplishments over the course of the year. The Company must satisfy certain minimum criteria relating to these areas to be eligible for this pool, which in any event may not exceed $1,000,000. In determining the size of this pool, the Committee took into account accomplishments relating to customer satisfaction, corporate responsibility, including safety and environmental performance, employee productivity and overall performance.

  The award pools were allocated to a total of 10 executives, including the former Chief Executive Officer, who in the opinion of the Committee, had the opportunity to significantly impact the long-range success and value of the Company in accordance with pre-established allocation percentages. One-third of the calculated value of each individual's award was paid out in cash and two-thirds was paid in equal amounts of deferred cash and restricted stock. The deferred cash and restricted stock vest over a three year period.

 Stock Ownership Guidelines

  In 1995, the Committee adopted stock ownership guidelines for participants in the Value Share Plan. These guidelines were modified in 1997 to reflect the reorganization of the Company, including the elimination of the Chief Operating Officer position. The ownership targets are as follows:

                                                                NUMBER OF SHARES
                                                                REQUESTED TO BE
                              POSITION                               OWNED
                              --------                          ----------------
      Chief Executive Officer..................................     110,000
      Senior Vice President....................................      25,000
      Vice President...........................................      15,000

  All shares which are beneficially owned, including shares of unvested restricted stock, but excluding unexercised stock options, count toward fulfillment of the ownership guidelines.

CHIEF EXECUTIVE OFFICERS' 1996 PAY

  Mr. Gower served as Chief Executive Officer until December 6, 1996. At that time he was succeeded by Dan Smith, who also holds the position of President.

  Compensation and Separation Payments for Bob Gower. In 1996, the Compensation Committee determined the pay of Mr. Gower in substantially the same manner as the pay for all other executive officers. Consistent with the Company's pay philosophy, Mr. Gower's total pay package is highly sensitive to the Company's performance, defined in terms of shareholder value creation as measured by EVA and MVA.

  In 1996, Mr. Gower's salary was raised from $700,000 to $728,000. This base salary increase was consistent with Lyondell's executive pay philosophy.

  In March 1997, Mr. Gower received an award under the Company's Value Share Plan for 1996. In accordance with the Company's Value Share Plan, Mr. Gower was entitled to a full award under the plan. However, because Mr. Gower retired as an employee of Lyondell the entire amount of Mr. Gower's award,

$1,270,142, was payable in cash. The Committee believes that this award is appropriate given the Company's achievements in creating shareholder value, as measured by EVA and MVA, as well as its financial and strategic success.

  In December 1996, Mr. Gower announced his retirement as Chief Executive Officer after twelve years with Lyondell. Payments that he received and will receive are described on pages 10-11 and 15-16. The Committee's actions taken in respect of Mr. Gower's retirement reflect a number of factors, including rights that had accrued to Mr. Gower under the terms of certain Company plans in which he was a participant, the Company's past practices in connection with the retirement of senior executives, the additional restrictive covenants that Mr. Gower entered into in connection with his retirement, Mr. Gower's willingness to perform consulting services after retirement and to continue to represent the Company in certain professional capacities, including as Chairman of the Board, and the Committee's judgment as to what was appropriate given Mr. Gower's position and his significant contributions to the Company since its inception.

  Compensation for Dan Smith. Upon his promotion to Chief Executive Officer in December 1996, Mr. Smith's salary was raised from $475,000 to $600,000. This base salary increase was consistent with the Company's executive pay philosophy.

  In March 1997, Mr. Smith received an incentive award for 1996 under the Company's Value Share Plan. Mr. Smith's annual incentive cash award was $241,932, a grant of restricted stock equal to 10,950 shares was made and Mr. Smith will receive a deferred cash payment as the restricted stock grant vests. The vesting of the restricted stock and the deferred cash payment occur on the same terms as all other executive officers participating in the Value Share Plan. The Committee believes that this award is appropriate given the Company's achievements in creating value, as measured by EVA and MVA, as well as its financial and strategic success.

  Mr. Smith's pay package continues to include a large portion which is at risk as to its ultimate value. The Compensation Committee believes that Mr. Smith's pay mix, coupled with the design of his pay package, continues to align his rewards and incentives with shareholder interests. Consistent with the Company's pay philosophy, Mr. Smith's total pay package is highly sensitive to the Company's performance, defined in terms of shareholder value as measured by EVA and MVA.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

  Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") limits the deductibility of pay in excess of $1 million paid to the Company's chief executive officer and the next four highest paid officers during any fiscal year, beginning with 1994, unless such pay meets certain requirements.

  In 1995, the shareholders approved the new Value Share Plan and the Restricted Stock Plan which Plans replaced the Company's annual bonus plan and the LTIP. The Company believes that the amounts awarded in 1996 pursuant to the plan should be deductible. The Committee seeks to qualify for deductibility where feasible, but retains the discretion to pay non-deductible amounts if that would be in the best interests of the Company and shareholders under the circumstances.

COMPENSATION COMMITTEE MEMBERS

  The Compensation Committee strongly believes that shareholders are well served by Lyondell's executive management team and that the executive pay philosophy and programs that have been established support the long-term success of the Company. This report is submitted by the Compensation Committee of the Board of Directors of Lyondell.

  Respectfully submitted,

  Stephen F. Hinchliffe, Jr. (Chairman)
  Dr. William T. Butler
  Curtis J. Crawford

  THE COMPENSATION COMMITTEE

                           COMPENSATION OF DIRECTORS

DIRECTORS' FEES

  Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board of Directors or any committee thereof. During 1996, directors who were not employees of the Company ("Non-Employee Directors") were paid an annual retainer of $40,000 (of which $10,000 was paid in shares of restricted stock) and $1,250 for each Board or committee meeting attended, and were reimbursed for travel and other related expenses incurred in attending such meetings. In addition, the non-employee directors who served as Chairman of the Audit, Compensation and Nominating (now called Corporate Governance) Committees, respectively, received $7,500, $7,500 and $5,000 per year.

RESTRICTED STOCK GRANTS

  The Company believes paying a portion of the directors' compensation in stock further aligns the directors' interests with the stockholder and accordingly, has adopted stock ownership guidelines for its Non-Employee Directors. Restricted Shares were granted as part of the annual retainer for 1997 and were valued at approximately $10,000 (which are subject to transfer restrictions and risk of forfeiture for a period (the "restricted period") of at least one year from the date of grant). During the restricted period, the director has the right to receive dividends on and the right to vote the Restricted Shares. The Restricted Shares will be forfeited if the director's service terminates (other than for retirement, death or disability) prior to the end of the restricted period. It is intended that the directors will continue to hold the Restricted Shares beyond the termination of the restricted period.

RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

  The Lyondell Petrochemical Company Retirement Plan for Non-Employee Directors (the "Directors' Retirement Plan") is a non-qualified retirement plan for directors who are not employees of the Company. The annual retirement benefit is equal to the director's annual retainer fee immediately preceding the director's retirement from the Board of Directors. A director vests in the benefit upon serving three years as a member of the Board of Directors, or, in the case of a retired Company officer, three years following retirement as an officer of the Company. The benefit is payable for a period of time equal to a director's service on the Board of Directors, or, in the case of retired officers of the Company, to the director's service on the Board of Directors following retirement as an officer. However, if a director has served for at least 15 years as a member of the Board of Directors, excluding years of service when the director was also an officer of the Company, the benefit shall be paid for the greater of the period described in the preceding sentence or until death. Benefits commence at age 65, or, if later, at the time the director retires from the Board of Directors. A surviving spouse is entitled to receive 50 percent of the benefits otherwise payable to a director with payment up to a maximum of 15 years if the director dies prior to retirement from the Board of Directors or if he dies after retirement from the Board of Directors the benefits otherwise payable to the director up to a maximum of 15 years. The benefits under the Directors' Retirement Plan are secured through a grantor trust.

DEFERRAL PLAN FOR NON-EMPLOYEE DIRECTORS

  The Lyondell Petrochemical Company Elective Deferral Plan for Non-Employee Directors (the "Directors' Deferral Plan") provides directors who are not employees of the Company with the opportunity to defer all or a portion of their retainer and meeting fees. Under the Directors' Deferral Plan, the minimum amount that may be elected to be deferred is $8,000 and the maximum is 100 percent of the director's retainer and meeting fees per year. Amounts may be deferred until retirement from their regular employment or resignation from the Board, unless the director has suffered a financial hardship or elected an early distribution at the time the deferral commitment is made. Upon the director's death, retirement or resignation, benefits are payable, in accordance with the director's prior election, either in a lump sum or in substantially equal monthly payments over five, ten or fifteen years. The benefits under the Directors' Deferral Plan are secured through a grantor trust. A participant's account under the Deferral Plan will accrue interest at a rate established by the Company annually prior to the commencement of each year. The guaranteed minimum rate of interest is not less than the Citibank base rate. The interest rate for 1996 was 9.7 percent.

                   TRANSACTIONS BETWEEN THE COMPANY AND ARCO

  Lyondell was a division of ARCO until July 1988 when ARCO transferred the assets of its Lyondell division to a wholly-owned subsidiary, Lyondell Petrochemical Company. In January 1989, ARCO completed an initial public offering of Lyondell's Common Stock. In connection with the transfer of assets and liabilities to Lyondell, the Company and ARCO entered into a number of agreements for the purpose of defining their ongoing relationships. In addition, in July 1987, the Lyondell Division and ARCO Chemical Company ("ARCO Chemical"), then a wholly-owned (and now an 83.3 percent owned) subsidiary of ARCO, entered into a number of agreements in connection with the organization of ARCO Chemical. None of these agreements was the result of arm's-length negotiations between independent parties. It was the intention of the Company, ARCO and ARCO Chemical that such agreements and the transactions provided for therein, taken as a whole, accommodate the parties' interests in a manner that was fair to the parties, while continuing certain mutually beneficial joint arrangements. The Audit Committee of the Board of Directors of the Company, none of the members of which are affiliated with the Company (including LYONDELL-CITGO Refining Company Ltd. ("LCR")), ARCO or ARCO Chemical, has determined that such agreements, taken as a whole, were in its opinion fair to the Company and its stockholders. Because of the complexity of the various relationships between the Company, ARCO and its direct and indirect subsidiaries, including ARCO Chemical (together, "ARCO Affiliates"), however, there can be no assurance that each of such agreements, or the transactions provided for therein, has been effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties. The terms and provisions of many of those initial agreements have been modified subsequently or supplemented.

  Any future agreements, arrangements and transactions will be determined through negotiation between the Company and ARCO Affiliates and it is possible that conflicts of interest will be involved. Future contractual relations among the Company and ARCO Affiliates will be subject to certain provisions of the Company's Certificate of Incorporation. See "Certificate of Incorporation Provisions Relating to Corporate Conflicts of Interest." In addition, the Audit Committee of the Board of Directors has adopted a set of guidelines for the review of all agreements entered into between the Company and ARCO Affiliates for so long as ARCO remains a significant stockholder. These guidelines include a provision that, at least annually, the Audit Committee will review such agreements, or the transactions provided for therein, to assure that such agreements are, in its opinion, fair to the Company and its stockholders. See "BOARD OF DIRECTORS--Audit Committee."

  For the year ended December 31, 1996, Lyondell (including LCR) paid ARCO Affiliates an aggregate of approximately $23 million. For the year ended December 31, 1996, Lyondell recorded revenues of approximately $318 million from sales to ARCO Affiliates, of which $287 million represented sales to ARCO Chemical. Sales to ARCO Chemical accounted for approximately 12 percent of total revenues from sales of petrochemical products (including intersegment sales) and approximately six percent of total revenues.

  THE FOLLOWING IS A SUMMARY OF CERTAIN AGREEMENTS, ARRANGEMENTS AND TRANSACTIONS AMONG THE COMPANY AND ARCO AFFILIATES EFFECTIVE DURING THE PAST FISCAL YEAR, AS WELL AS CERTAIN AGREEMENTS, ARRANGEMENTS AND TRANSACTIONS THAT ARE CURRENTLY PROPOSED.

REGISTRATION RIGHTS AGREEMENT

  Subject to the terms and conditions of a registration rights agreement ("Registration Rights Agreement") entered into with Lyondell in connection with the ARCO Note Offering, ARCO agreed that it will not, without the prior approval of Lyondell's Board of Directors, prior to the maturity of the ARCO Notes, (i) initiate or solicit proposals by a single entity or a group of affiliated entities to acquire all or substantially all of ARCO's Lyondell Common Stock or otherwise to acquire Lyondell, (ii) take action by written consent in lieu of a meeting of Lyondell's stockholders or cause to be called any special meeting of Lyondell's stockholders, (iii) initiate or propose, or solicit proxies in respect of, stockholder proposals with respect to the Company, or (iv) solicit proxies or written consents in respect of replacing or adding members of the Lyondell Board of Directors.

  Under the terms and conditions of the Registration Rights Agreement, ARCO also agreed that it will not, without the prior approval of Lyondell's Board of Directors or except upon exchange of the ARCO Notes as contemplated by the prospectus for the ARCO Notes, prior to one year following the maturity date of such ARCO Notes, dispose of (or enter into an agreement contemplating the disposition of) all or any portion of its Lyondell Common Stock in a private sale to a single entity or a group of affiliated entities, provided that this agreement will not restrict ARCO from selling all or any portion of its Lyondell Common Stock (i) in a public offering intended to result in widespread distribution; (ii) in a Rule 144 transaction under the Securities Act of 1933 (the "Securities Act") in accordance with the volume limitations set forth therein; (iii) in a Rule 144A transaction intended to result in widespread distribution to institutional buyers; or (iv) pursuant to a tender offer or exchange offer by Lyondell or a third party or a merger or other business combination including Lyondell that is not solicited by ARCO and in which ARCO is treated on substantially comparable terms with other holders of Lyondell Common Stock. Notwithstanding the foregoing, ARCO is not precluded from (i) participating in any self tender offer or exchange offer or open market purchase program conducted by Lyondell, (ii) voting its shares of Lyondell Common Stock as it deems proper, or (iii) disclosing (including in response to private inquiries) either its intentions concerning matters to be brought before Lyondell's stockholders or making such disclosures as ARCO determines appropriate in compliance with its obligation under the federal securities laws.

  Pursuant to the Registration Rights Agreement, ARCO has the right to require the Company to use its best efforts to file up to three registration statements under the Securities Act covering ARCO shares of Lyondell Common Stock. ARCO also has the right, if the Company files a registration statement for an equity offering, to require the Company to register ARCO's shares of Common Stock for sale under the Securities Act on such registration statement. If the exercise by ARCO of such "piggyback registration rights" would result in the registration of a number of shares of Common Stock, that in the judgment of the managing underwriter for such proposed offering exceeds the number which can be sold in the offering, the number of shares that ARCO initially intended to register shall be reduced. ARCO has agreed to pay all costs and expenses relating to the exercise of its "demand" registration rights. In the event of a "demand" registration, ARCO and the Company will indemnify the underwriters of the offering for certain liabilities, including liabilities under the Securities Act in connection with any such registration, except that in the event that ARCO owns less than 20 percent of the Lyondell Common Stock, the Company will indemnify both ARCO and the underwriters.

CROSS-INDEMNITY AGREEMENT

  In connection with the transfer by ARCO of substantially all of the assets and liabilities of its Lyondell Division to the Company, the Company and ARCO executed a Cross-Indemnification Agreement (the "Cross-Indemnity Agreement"). In the Cross-Indemnity Agreement, the Company agreed generally to indemnify ARCO against substantially all fixed and contingent liabilities relating to the integrated petrochemical and petroleum processing business and certain assets of the Lyondell Division. The liabilities assumed by the Company include the following, to the extent not covered by ARCO's insurance: (1) all liabilities and obligations of the Company and its combined subsidiaries, as of July 1, 1988; (2) all liabilities and obligations under contracts and commitments relating to the business of the Lyondell Division and certain assets relating thereto; (3) employment and collective bargaining agreements affecting the Company's employees; (4) specified pending litigation and other proceedings; (5) federal, state, foreign and local income taxes to the extent provided in the Cross-Indemnity Agreement; (6) liabilities for other taxes associated with the Lyondell Division's business and certain assets relating thereto; (7) liabilities for any past, present or future violations of federal, state or other laws (including environmental laws), rules, regulations or other requirements of any governmental authority in connection with the business of the Lyondell Division and certain assets relating thereto; (8) existing or future liabilities for claims based on breach of contract, breach of warranty, personal or other injury or other torts relating to such integrated petrochemical and petroleum processing businesses and certain assets relating thereto; and (9) any other liabilities relating to the assets transferred to the Company or its subsidiaries. ARCO has indemnified the Company with respect to other claims or liabilities and other matters of litigation not related to the assets or business transferred by ARCO to the Company.

  The Cross-Indemnity Agreement includes procedures for notice and payment of indemnification claims and provides that a party entitled to indemnification for a claim or suit brought by a third party may require the other party to assume the defense of such claim. The Cross-Indemnity Agreement also includes a defense cost-sharing agreement, whereby the Company will bear its allocated defense costs for certain lawsuits.

  The Company has reached an agreement-in-principle with ARCO to update the Cross-Indemnity Agreement ("Revised Cross-Indemnity Agreement"). For current and future cases related to company products and company operations, ARCO and the Company will bear a proportionate share of judgment and settlement costs according to a formula which allocates responsibility based on years of ownership during the relevant time period. Under the Revised Cross-Indemnity Agreement, ARCO will waive any claim for reimbursement under the existing Cross-Indemnity Agreement for any prior defense and settlement costs associated with waste site matters, and the Company will assume responsibility for its proportionate share of future costs for waste sites matters not covered by ARCO insurance.

  Effective January 1, 1991, the Company and ARCO entered into an agreement (the "Insurance Termination Agreement") which terminated the insurance coverage previously provided by ARCO and established procedures for the resolution of pending and future claims that are or will be covered under ARCO's policies in effect prior to January 1, 1991.

SERVICES AGREEMENTS

  During 1996, ARCO provided various employee benefits administration and payroll services pursuant to the "Employee Services Agreement" and investment services with regard to the management of Lyondell's qualified employee pension benefit plan funds pursuant to the "Investment Management Agreement". Lyondell may elect to terminate some or all of the services being provided upon thirty days prior notice, and the payroll services were terminated as of December 1996. The remainder of services will be terminated as of July 1, 1997. Upon termination of any or all services, ARCO will provide Lyondell with support and assistance to accomplish an orderly transition from ARCO's provision of the services to Lyondell's acquisition of comparable services. The Employee Services Agreement provides for substantially all services to be provided at a fee based on ARCO's costs and for the other services to be provided at mutually-agreed fees. The Investment Management Agreement provides for a renegotiation of fees from time to time. Lyondell paid ARCO an aggregate of $2 million in 1996 for services under these agreements.

TECHNOLOGY TRANSFERS AND LICENSES

  Effective July 1, 1988, ARCO assigned to the Company numerous domestic and foreign trademarks and certain U.S. and foreign patents and granted the Company a nonexclusive license to use other trademarks containing the word "ARCO," to use ARCO's spark symbol as a logo and to use ARCO's color striping scheme. The Company subsequently assigned this license to LCR and LCR paid ARCO approximately $60,000 under the terms of this license in 1996.

  In connection with the transfer of assets and liabilities relating to the Lyondell Division from ARCO to the Company, the Company and ARCO, effective July 1, 1988, entered into (i) a License Agreement pursuant to which ARCO licensed to the Company on a nonexclusive, royalty-free basis certain rights (including Lyondell's right to sublicense to third parties, in some cases without accounting to ARCO) to ARCO's technology and intellectual property related to certain operations or assets of the Company, (ii) a technology assignment agreement pursuant to which legal title to certain other technology and intellectual property useful in the Company's business (including, without limitation, technology relating to olefins, including product flexibility) was transferred to the Company; provided, however, that except for technology relating to the product flexibility unit, ARCO retained a nonexclusive license to use the technology and property rights in ARCO's other operations, and
(iii) an immunity from suit agreement in respect of the Company's right to use all remaining technology in the possession of the Company prior to July 1, 1988. During 1990, the Company and ARCO entered into a series of amendments to these agreements designed to clarify the parties' rights under the original technology transfer. In addition, Lyondell and ARCO executed a patent maintenance agreement pursuant to which ARCO agreed to maintain certain patents licensed to Lyondell. Lyondell and ARCO also entered into a letter agreement granting Lyondell the right to obtain additional licensing rights.

AGREEMENTS BETWEEN THE COMPANY AND ARCO PIPELINE COMPANY

  The Company has entered into several contracts with ARCO PipeLine Company ("ARCO PipeLine") pursuant to which the Company: (i) leases certain pipelines and pipeline segments from ARCO PipeLine at annual rental rates which include recovery of operating costs, return on capital investment and inflation escalators; (ii) obtains services from ARCO PipeLine to operate various groups of pipelines owned by the Company; and (iii) throughputs volumes at tariff rates for transportation of crude oil and other products. Certain of these contracts that relate to the refining business were assigned to LCR as of July 1, 1993. ARCO PipeLine also owns various easements and licenses for its pipelines and related equipment located on the property of the Company or LCR and has performed services relating to the pipeline systems. The Company (including LCR) also ships products over common carrier pipelines owned and operated by ARCO PipeLine pursuant to filed tariffs on the same basis as other non-affiliated customers. The Company and LCR paid ARCO PipeLine approximately $29 million during 1996 for rental fees and services under these contracts.

  In April 1994, the Company and ARCO Pipe Line agreed to a new lease that extends the Company's lease of ARCO Pipe Line's pipeline system referenced in clause (i) of the foregoing paragraph from January 1999 through December 31, 2023. Absent major regulatory changes, the terms and conditions of the new lease will not be materially different from the current lease.

  Beginning in January 1997, ARCO Pipe Line began providing terminalling and delivery of crude oil to LCR under the terms of crude oil terminally agreement that extends through 2010.

AGREEMENTS BETWEEN THE COMPANY AND ARCO CHEMICAL

  Lyondell provides to ARCO Chemical large volumes of the feedstocks (including benzene, ethylene, propylene and methanol) purchased by ARCO Chemical for its manufacturing facilities located at Channelview, Texas. Pricing arrangements under these contracts are generally representative of prevailing market prices. Lyondell also provides certain nominal plant services at the aforementioned plants. ARCO Chemical in turn provides to Lyondell certain feedstocks and supplies at market-based prices.

  The Company sells MTBE (produced at one of the Company's two MTBE units) to ARCO Chemical at market-based prices. Production from the Company's second MTBE unit is dedicated to LCR.

OTHER AGREEMENTS BETWEEN THE COMPANY AND ARCO

  Lyondell has entered into a nine year supply agreement beginning April 1996 with ARCO Products Company ("ARCO Products") wherein Lyondell is committed to sell and ARCO Products is committed to buy approximately 6,000 barrels of alkylate per day at market-based prices.

  LCR purchases certain of its crude oil requirements from ARCO Affiliates under short-term arrangements at prices based on market values at the time of delivery. LCR also purchases crude oil from ARCO Affiliates from time to time on the spot market at then-current spot market prices. The Company and LCR also purchased natural gas and natural gas liquids from ARCO Affiliates during 1996 on the spot market at then-current spot market prices.

  The Company (including LCR) also sold products to ARCO Affiliates, including crude oil resales and sales of heating oil and lube oil at market-based prices.

DISPUTE RESOLUTION AGREEMENT

  In April 1993, the Company, ARCO and ARCO Chemical entered into a Dispute Resolution Agreement that mandates a procedure for negotiation and binding arbitration of significant commercial disputes among any two or more of the parties.

CERTIFICATE OF INCORPORATION PROVISIONS RELATING TO CORPORATE CONFLICTS OF INTEREST

  In order to address certain potential conflicts of interest between the Company and ARCO (for purposes of this section the term "ARCO" also includes ARCO's successors and any corporation, partnership or other entity in which ARCO owns fifty percent or more of the voting securities or other interest), the Company's Certificate of Incorporation contains provisions regulating and defining the conduct of certain affairs of the Company as they may involve ARCO and its officers and directors, and the powers, rights, duties and liabilities of the Company and its officers, directors and stockholders in connection therewith. In general, these provisions recognize that from time to time the Company and ARCO may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities. The Certificate of Incorporation provides that ARCO has no duty to refrain from (i) engaging in business activities or lines of business that are the same as or similar to those of the Company, (ii) doing business with any customer of the Company or (iii) employing any officer or employee of the Company. The Certificate of Incorporation provides that ARCO is not under any duty to present any corporate opportunity to the Company if it may be a corporate opportunity for both ARCO and the Company, and that ARCO will not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that ARCO pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not present the corporate opportunity to the Company. ARCO currently owns interests in certain chemical companies and refiners (other than the Company) and has advised the Company that it may continue to acquire additional interests in chemical companies and refiners.

  The foregoing Certificate of Incorporation provisions describe the obligations of officers and directors of the Company with respect to presentation of corporate opportunities, but do not limit the ability of the Company or of ARCO to consider and act upon such opportunities whether or not such provisions have been followed.

                                OTHER BUSINESS

  The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy will vote the proxies in accordance with their best judgment.

                              PROXY SOLICITATION

  The expense of soliciting proxies will be paid by the Company. The Company has retained Georgeson & Company Inc. to solicit proxies at an estimated fee of $8,000 plus expenses. Some of the executive officers and other employees of the Company also may solicit proxies personally, by telephone and by mail, if deemed appropriate.

                                    PROXIES

  The designated proxies are Joseph M. Putz, Debra L. Starnes and Russell S. Young. Under the General Corporate Law of Delaware, a stockholder has the right to designate other individuals to act as proxies. A stockholder may designate other individuals by crossing out the printed names on the proxy card, provided that no more than three individuals are so designated.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING
                           AND DIRECTOR NOMINATIONS

  Stockholder proposals intended to be presented at the 1998 Annual Meeting must be received by November 28, 1997. Such proposals should be addressed to the Secretary. The 1998 Annual Meeting is scheduled to take place in May 1998.

  Pursuant to the Bylaws of the Company, a stockholder wishing to nominate a candidate for election to the Board is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination. The notice of nomination must be received by the Company not less than 90 days in advance of such meeting, or if the meeting was not publicly announced by a mailing to the stockholders, in a press release reported by the Dow Jones New Service, the Associated Press or a comparable national news service or a filing with the Securities and Exchange Commission more than 90 days prior to the meeting, must be delivered to the Board of Directors not later than the close of business on the tenth day following the day on which the date of the meeting was first so publicly announced. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. A nomination that does not comply with the above procedure will be disregarded.

                       ADDITIONAL INFORMATION AVAILABLE

  THE COMPANY FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS MAY OBTAIN A COPY OF THIS REPORT (WITHOUT EXHIBITS), WITHOUT CHARGE, BY WRITING TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 1221 MCKINNEY STREET, SUITE 1600, HOUSTON, TEXAS 77010.

LOGO
[LOGO OF LYONDELL APPEARS HERE]
                                                                        LOGO

[LYONDELL LOGO APPEARS HERE]


                        LYONDELL PETROCHEMICAL COMPANY
                       1221 MCKINNEY STREET, SUITE 1600
                             HOUSTON, TEXAS  77010

March 14, 1997

Dear Stockholder:

        You are cordially invited to join us at the 1997 Annual Meeting of Stockholders on Friday, May 9, 1997, beginning at 9:00 a.m. in the Two Houston Center Auditorium, 909 Fannin, Suite P-200, in Houston, Texas.

        It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date and return the enclosed form of proxy promptly. If you do plan to attend, we would appreciate your checking the appropriate box on the enclosed proxy card.

        This booklet includes the Notice of the Meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the stockholders. The official results of the voting at the meeting will be sent to all stockholders as part of a subsequent stockholder report.

Sincerely,

/s/
------------------------------------
Chairman of the Board

/s/
-------------------------------------
President and Chief Executive Officer


                         PLEASE DETACH PROXY CARD HERE

1. ELECTION OF DIRECTORS   FOR all nominees  [X]      WITHHOLD AUTHORITY to vote       [X]     *EXCEPTIONS  [X]
                           listed below               for all nominees listed below

   Nominees: William T. Butler, Curtis J. Crawford, Travis Engen, Bob G. Gower, Stephen F. Hinchiffle, Jr., Dudley C. Mecum II,
   Dan F. Smith, Paul R. Staley
   (INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the "Exceptions" box and write that nominee's name in space provided below).
   *Exceptions_____________________________________________________________________________________________________________________

2. Proposal to ratify the appointment of Coopers & Lybrand, independent         3.  In their discretion, the Proxies are authorized
   accountants, as the Company's auditors for the fiscal year ending                to vote upon such other business as may properly
   December 31, 1997.                                                               come before the meeting.

   FOR [X]             AGAINST [X]        ABSTAIN [X]


                                                                                   I/we will                    Address Change
                                                                                   attend meeting. [X]                        [X]

                                                                                   Please sign exactly as name appears. When shares
                                                                                   are held by joint tenants, both should sign. When
                                                                                   signing as attorney, executor, administrator,
                                                                                   trustee or guardian, please give full title as
                                                                                   such.



                                                                                   Dated_______________________________________1997
                                                                                    _______________________________________________
                                                                                                        Signature
                                                                                    _______________________________________________
                                                                                               Signature of third party
                                                                                    Vote MUST be indicated
Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.         (x) in Black or Blue Ink.  [X]


                         [LYONDELL LOGO APPEARS HERE]
                              One Houston Center
                           1221 McKinney, Suite 1600
                             Houston, Texas 77010

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby makes, constitutes and appoints Joseph M. Putz, Debra L. Starnes and Russell S. Young and each of them, lawful attorney and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of Lyondell Petrochemical Company (herein the "Company") in the Two Houston Center Auditorium, 909 Fannin, Suite P-200, Houston, Texas, on Friday, May 9, 1997 at 9:00 a.m., local time, and at any adjournment(s) thereof, with all powers the undersigned would be entitled to vote if personally present.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

        This card also constitutes your voting
instructions for shares held in the Lyondell
Petrochemical Company 401(k) and Savings Plan,   LYONDELL PETROCHEMICAL COMPANY
the LYONDELL-CITCO Refining Company Ltd. 401(k)  P.O. BOX 11244
and Savings Plan for Non-Represented Employees   NEW YORK, N.Y.  10203-0244
and the LYONDELL-CITGO Refining Company Ltd.
401(k) and Savings Plan for Represented
Employees, and the undersigned hereby
authorizes State Street Bank, as Trustee of such plans to vote the shares held in the undersigned's accounts.

                       (Continued, and to be signed and dated, on reverse side.)